Exhibit 99.1
Press Release

For further information contact:
Joe Passarello	Erik Knettel
Therma-Wave	Global Consulting Group
Phone: 510-668-2200	Phone: 646-284-9400
jpassarello@thermawave.com	eknettel@hfgcg.com
Therma-Wave Announces Fiscal Second Quarter 2006 Results
FREMONT, California — October 27, 2005 -Therma-Wave, Inc., (NASDAQ: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal second quarter 2006, ended October 2, 2005.
Net revenues for the fiscal second quarter of 2006 were $17.3 million, compared to net revenues of $17.5 million reported for the fiscal first quarter of 2006, ended July 3, 2005. Included in net revenues for the fiscal first quarter was $1.3 million of net revenue from the Company’s CCD-i integrated metrology product line, which was sold during the first quarter of fiscal 2006.
Deferred revenue at October 2, 2005 totaled $8.5 million, a reduction of $4.4 million from the July 3, 2005 balance. The quarter end balance is in line with the Company’s historical range of between $7 million to $9 million. The $4.4 million sequential reduction in deferred revenue was primarily associated with the final acceptance of multiple advanced product systems by a single large customer during the fiscal second quarter.
Net loss for the fiscal second quarter of 2006 was $4.1 million, or $(0.11) per basic and diluted share, compared to net income of $2.4 million, or $0.07 per diluted share, recorded in the fiscal first quarter of 2006.
Fiscal first quarter of 2006 net income included a gain of $8.6 million, or approximately $0.23 per diluted share, related to the sale of Therma-Wave’s CCD-i integrated metrology product line and related assets and restructuring charges of $1.5 million, or approximately ($0.04) per diluted share. Fiscal second quarter 2006 net loss includes a nominal benefit from the variable accounting treatment of certain stock options and restructuring charges of approximately $2.3 million, or the equivalent of ($0.06) per diluted share, during the fiscal second quarter of 2006.
Boris Lipkin, Therma-Wave’s president and chief executive officer stated, “The strategic initiatives management implemented during the first half of fiscal 2006 are yielding positive and measurable results. With better than forecasted revenues and reduced cash consumption, as well as bottom line results in line with management’s expectations, we achieved notable operating improvements during the quarter. Operating expenses as well as cash consumption were reduced significantly during the quarter as we took further steps to improve our cash position in order to provide additional financial flexibility moving forward. We intend to build on the improvements achieved during the first half of fiscal 2006, as we remain focused on driving further gains in operating efficiencies as well as increasing the market penetration of our advanced metrology solutions among

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customers worldwide. We stand fully committed to our stated goals of achieving quarterly profitability and positive cash flow.”
Gross margin for the fiscal second quarter of 2006 was 34% compared to 41% in the fiscal first quarter of 2006. The sequential decrease in fiscal second quarter gross margin was primarily related to additional inventory provisions of $1.6 million for customer service inventory and manufacturing inventory.
Cash and cash equivalents totaled $14.5 million as of October 2, 2005, compared to $13.2 million as of July 3, 2005. Fiscal second quarter cash includes $5 million received during the quarter in conjunction with a term loan with Silicon Valley Bank aimed at bolstering cash reserves and improving financial flexibility. Cash consumption, net of borrowings, during the fiscal second quarter was $3.7 million representing a 59% sequential reduction in cash consumption. Fiscal second quarter 2006 cash consumption was more favorable than management’s projected guidance of $4 million to $7 million.
Guidance
Guidance for the fiscal third quarter of 2006 ending January 1, 2006 is as follows:
•	Revenue is expected to be in the range of $15 million to $18 million.

•	Diluted net loss per share is expected to be within the range of $(0.08) to $(0.03), including provisions for interest on debt, excluding non-cash charges or credits for variable accounting of stock options (which will depend on the Company’s stock price) and any restructuring charges.

•	New orders are expected to be in a range of $14 million to $17 million.

•	Cash consumption for the fiscal third quarter is expected to be in the range of $3.0 million to $4.5 million. The Company continues to focus on becoming cash neutral in the near term.
Conference Call Information
Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 7:00 a.m. Pacific Time, 10:00 a.m. Eastern Time, on Thursday, October 27, 2005. Participating on the call will be Boris Lipkin, President and Chief Executive Officer, and Joseph Passarello, Senior Vice President of Finance and Chief Financial Officer. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com.
About Therma-Wave, Inc.
Since 1982, Therma-Wave, Inc., has been revolutionizing process control metrology systems through innovative proprietary products and technologies. The Company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading-edge products to the semiconductor manufacturing industry for the measurement of transparent and semi-transparent thin films; for the measurement of

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critical dimensions and profile of IC features; and for the monitoring of ion implantation. For further information about Therma-Wave, Inc., access the Company’s web site at: www.thermawave.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include our positioning to address current and future market needs, our ability to improve long-term profitability, our ability to improve cash consumption, our ability to provide cost efficiencies, the ability of our products to gain momentum in the global market and our future financial guidance. Factors that could cause actual results to differ materially from the forward-looking statements include the cyclicality of our business, the loss of one or more large customers, including the delay or cancellation of a significant order, our ability to protect our intellectual property, our ability to successfully compete against larger companies, our ability to access additional capital in the future, our ability to develop new and advanced products in the future, our ability to attract and retain key personnel, our ability to receive supplies from single source suppliers, possible disruptions to our business and the impact on remaining employees of the restructuring activities, disruptions at our manufacturing facility and general political, economic and stock market conditions and events, both domestically and internationally. These factors and others are described in more detail in our public reports filed with the Securities and Exchange Commission, such as those discussed in the “Factors Affecting Future Results” section of our Annual Report on Form 10-K for the fiscal year ended April 3, 2005, all quarterly reports on Form 10-Q for the following fiscal quarters, all subsequent current reports on Form 8-K and all of our prior press releases. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no duty to update these forward-looking statements.

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THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 2,	April 3,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$14,538	$13,419
Accounts receivable, net	11,713	15,678
Inventories	24,618	30,870
Other current assets	1,768	2,680

Total current assets	52,637	62,647
Property and equipment, net	1,339	2,976
Other assets, net	1,396	1,950

Total assets	$55,372	$67,573

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,675	$8,227
Other current liabilities	12,320	15,784
Deferred revenues	7,317	15,804
Term loan facility	4,879	—

Total current liabilities	28,191	39,815
Long-term liabilities:
Non-current deferred revenues	1,150	1,425
Other long-term liabilities	1,547	370

Total liabilities	30,888	41,610
Stockholders’ equity	24,484	25,963

Total liabilities and stockholders’ equity	$55,372	$67,573

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THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	October 2,	September 26,	October 2,	September 26,
	2005	2004	2005	2004
Net revenues
Product	$12,348	$17,528	$25,068	$33,717
Service and parts	4,917	5,074	9,736	10,036

Total net revenues	17,265	22,602	34,804	43,753
Cost of revenues	11,321	11,830	21,745	22,261

Gross profit	5,944	10,772	13,059	21,492

Operating expenses:
Research and development	3,052	3,848	6,888	9,113
Selling, general and administrative	4,922	5,631	12,676	11,934
Restructuring, severance and other	2,264	—	3,731	373

Total operating expenses	10,238	9,479	23,295	21,420

Operating income (loss)	(4,294)	1,293	(10,236)	72
Other operating income (expense):
Gain on sale of product line	171	—	8,721	—
Interest expense	(90)	(8)	(147)	(8)
Interest income	43	48	75	90
Other, net	33	(13)	(63)	(3)

Total other income, net	157	27	8,586	79

Income (loss) before provision for income taxes	(4,137)	1,320	(1,650)	151

Provision for income taxes	11	3	52	3

Net income (loss)	$(4,148)	$1,317	$(1,702)	$148

Net income (loss) per share:
Basic	$(0.11)	$0.04	$(0.05)	$—

Diluted	$(0.11)	$0.03	$(0.05)	$—

Weighted average number of shares outstanding:
Basic	36,682	35,824	36,530	35,731

Diluted	36,682	37,949	36,530	37,882

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